As filed with the Securities and Exchange Commission on August 6, 2003
Registration Nos. 333-104463
104463-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective
Amendment No. 2 to FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TOTAL S.A.
TOTAL CAPITAL
(Exact name of Registrants as specified in their charters)

Republic of France

(State or other jurisdiction of Incorporation or organization)

Not Applicable

(I.R.S. Employer Identification Nos.)

Total S.A.

Total Capital
2, place de la Coupole
La Défense 6
92400 Courbevoie
France
011-331-4744-4546
(Address and telephone number of Registrants’ principal executive offices)

C T Corporation System

111 Eighth Avenue,
New York, New York 10011
212-894-8940
(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Jonathan E. Marsh Group U.S. Counsel Total S.A. 2, place de la Coupole La Défense 6 92400 Courbevoie France 011-331-4744-4546	Richard G. Asthalter
Sullivan & Cromwell LLP
24, rue Jean Goujon
75008 Paris
France
011-331-7304-1000

Andrew A. Bernstein
Cleary, Gottlieb, Steen & Hamilton
41, Avenue de Friedland
75008 Paris
France
011-331-4074-6800	Charles Paris de Bollardière Group Treasurer Total S.A. 2, place de la Coupole La Défense 6 92400 Courbevoie France 011-331-4744-4546

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

				Amount of
Title of Each Class of Securities to be	Amount to be	Proposed Maximum Offering	Proposed Maximum	Registration
Registered	Registered(1)	Price per Unit(2)(3)	Aggregate Offering Price(2)	Fee

Debt Securities	$4,000,000,000	100%	$4,000,000,000	$323,600(5)

Guarantee of the Debt Securities(4)

(1)	In U.S. dollars or their equivalent in foreign denominated currencies or composite currencies.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	In no event will the aggregate initial public offering price of the securities issued under this Registration Statement exceed $4,000,000,000 or if any Debt Securities are issued (i) at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of $4,000,000,000 to the Registrants or (ii) with a principal amount denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $4,000,000,000.

(4)	Pursuant to Rule 457(n), no separate fee for the Guarantee is payable.

(5)	Previously paid.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Preliminary Prospectus Dated August 6, 2003

$4,000,000,000

TOTAL S.A.

TOTAL CAPITAL

(A wholly-owned subsidiary of Total S.A.)

FULLY AND UNCONDITIONALLY GUARANTEED

by
TOTAL S.A.

DEBT SECURITIES

       Total S.A. or Total Capital may use this prospectus to offer from time to time up to $4,000,000,000 in aggregate principal amount of debt securities. Debt securities offered by Total Capital using this prospectus will be fully and unconditionally guaranteed by Total S.A., and are referred to as guaranteed debt securities in this prospectus.

      You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

       Investing in these securities involves certain risks. See “Risk Factors” beginning on page 4.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2003.

ABOUT THIS PROSPECTUS
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
RISK FACTORS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
TOTAL S.A.
TOTAL CAPITAL
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION AND INDEBTEDNESS OF TOTAL
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES AND GUARANTEE
CLEARANCE AND SETTLEMENT
TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
FORM OF UNDERWRITING AGREEMENT
FORM OF UNDERWRITING AGREEMENT
FORM OF INDENTURE
FORM OF INDENTURE
CONSENT OF BARBIER FRINAULT & AUTRES
CONSENT OF KPMG S.A.
FORM T-1
FORM T-1

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time Total S.A. or Total Capital sells securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

      In this prospectus, the terms “we”, “our” and “us” refer either to Total S.A. or, in connection with an offering by Total Capital, both Total S.A. and Total Capital, “Total” refers to Total S.A., the “Total Group” refers to Total and its subsidiaries, and “Total Capital” refers to Total Capital. Any debt securities of Total Capital which are offered using this prospectus will be fully and unconditionally guaranteed by Total, and are referred to as guaranteed debt securities.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

      Total and Total Capital are sociétés anonymes incorporated under the laws of France. Many of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in France. In addition, although we have assets in the United States, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, although we have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as agent for service of process under the registration statement to which this prospectus relates, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws

•	to effect service within the United States upon us or our directors and officers located outside the United States,

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts,

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States, and

•	to enforce against us or those persons in France, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

RISK FACTORS

      Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks relating to Total’s, business and the securities being offered described below, which are discussed in more detail in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement, before you decide to buy our securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Industry and company risks

A substantial or extended decline in oil or natural gas prices would have a material adverse effect on our results of operations.

      Prices for oil and natural gas historically have fluctuated widely due to many factors over which we have no control. These factors include:

•	global and regional economic and political developments in resource-producing regions, particularly in the Middle East;

•	global and regional supply and demand;

•	the ability of the Organization of Petroleum Exporting Countries (OPEC) and other producing nations to influence global production levels and prices;

•	prices of alternative fuels which affect our realized prices under our long-term gas sales contracts;

•	governmental regulations and actions;

•	global economic conditions;

•	cost and availability of new technology; and

•	weather conditions.

      Substantial or extended declines in oil and natural gas prices will adversely affect our results of operations by reducing our profits. For the year 2003, we estimate that a decrease of $1 per barrel in the price of Brent crude would have the effect of reducing our annual net income by approximately 260 M€. Lower oil and natural gas prices over sustained periods may also reduce the economic viability of projects planned or in development, causing us to cancel or postpone capital expansion projects, and may reduce liquidity, thereby potentially decreasing our ability to finance capital expenditures. If we are unable to follow through with capital expansion projects, our opportunities for future revenue and profitability growth would be reduced, which could materially impact our financial condition.

We face foreign exchange risks that could adversely affect our results of operations.

      Our business faces foreign exchange risks because a large percentage of our revenues and cash receipts are denominated in U.S. dollars, the international currency of petroleum sales, while a significant portion of our operating expenses and income taxes accrue in euro and other currencies. Movements between the U.S. dollar and euro or other currencies may adversely affect our business by negatively impacting our booked revenues and income. For the year 2003, we estimate that a decrease in the euro-dollar exchange rate of $0.10 per 1 euro would have, without the use of hedging techniques, a corresponding negative effect on our annual net income of approximately 570 M€. We apply a range of hedging techniques to mitigate some of the short and long term negative effects of currency fluctuations, mainly between the U.S. dollar and the euro but also involving other currencies such as the Norwegian Kroner. Certain of these techniques, such as the use of forward currency contracts, would not be effective in the case of a long-term substantial decline of the dollar against the euro, and our results of operations, including profits, would be materially adversely affected.

Our long-term profitability depends on cost effective discovery and development of new reserves; if we are unsuccessful, our results of operations and financial condition will be materially and adversely affected.

      A significant portion of our revenues and the majority of our operating income is derived from the sale of crude oil and natural gas which we extract from underground reserves discovered and developed as part of our Upstream business. In order for this business to continue to be profitable, we continuously need to replace depleted reserves with new proved reserves. Furthermore, we need to accomplish such replacement in a manner that allows subsequent production to be economically viable. However, our ability to discover and develop new reserves successfully is uncertain and can be negatively affected by a number of factors, including:

•	unexpected drilling conditions, including pressure or irregularities in geological formations;

•	equipment failures or accidents;

•	our inability to develop new technologies that permit access to previously inaccessible fields;

•	adverse weather conditions;

•	compliance with unanticipated governmental requirements;

•	shortages or delays in the availability or delivery of appropriate equipment;

•	industrial action; and

•	problems with legal title.

      Any of these factors could lead to cost overruns and impair our ability to make discoveries or complete a development project, or to make production economical. If we fail to discover and develop new reserves cost-effectively on a consistent basis, our results of operations, including profits, and our financial condition would be materially and adversely affected.

Our crude oil and natural gas reserve data are only estimates, and subsequent downward adjustments are possible. If actual production from such reserves is lower than current estimates indicate, our results of operations and financial condition will be negatively impacted.

      Our proved reserves figures are estimates reflecting applicable reporting regulations. They may be negatively impacted by a variety of factors which could cause such estimates to be adjusted downward in the future, or cause our actual production to be lower than our currently reported proved reserves indicate. The factors which may cause our proved reserves estimates to be adjusted downward, or actual production to be lower than the amounts implied by our currently reported proved reserves, include:

•	a decline in the price of oil or gas, making reserves no longer economically viable to exploit and therefore not classifiable as proved;

•	changes in tax rules and other government regulations that make reserves no longer economically viable to exploit;

•	the quality and quantity of our geological, technical and economic data, which may prove to be inaccurate;

•	the actual production performance of our reservoirs; and

•	engineering judgments.

      Many of the factors, assumptions and variables involved in estimating reserves are beyond our control and may prove to be incorrect over time. Results of drilling, testing and production after the date of the estimates may require substantial downward revisions in our reserve data. Any downward adjustment would indicate lower future production amounts and may adversely affect our results of operations, including profits as well as our financial condition.

We have significant production and reserves located in politically, economically and socially unstable areas, where the likelihood of material disruption of our operations is higher.

      A significant portion of our oil and gas production occurs in unstable regions around the world, most significantly Africa, but also the Middle East, South America and the Far East. Approximately 28%, 18%, 9% and 7% of our 2002 production came from these four regions respectively. In recent years, a number of the countries in these regions have experienced varying degrees of one or more of the following: economic instability, civil war, political volatility, violent conflict and social unrest. In sub-Saharan Africa, each of the countries in which we have production has recently suffered at least four out of five of these conditions. The Middle East in general has recently suffered increased political volatility in connection with violent conflict and social unrest. A number of countries in South America where we have production and other facilities, including Argentina and Venezuela, have suffered from economic instability and social unrest and related problems. In the Far East, Indonesia has suffered the majority of these conditions. Any of these conditions alone or in combination could disrupt our operations in any of these regions, causing substantial declines in production. Furthermore, in addition to current production, we are also exploring for and developing new reserves in other regions of the world that are historically characterized by political, social and economic instability, such as the Caspian Sea region where we have a number of large projects currently underway. The occurrence and magnitude of incidents related to economic, social and political instability are unpredictable. It is possible that they could have a material adverse impact on our production and operations in the future.

We are subject to stringent environmental, health and safety laws in numerous jurisdictions around the world and may incur material costs to comply with these laws and regulations.

      We incur, and expect to continue to incur, substantial capital and operating expenditures to comply with increasingly complex laws and regulations covering the protection of the natural environment and the promotion of worker health and safety, including:

•	costs to prevent, control, eliminate or reduce certain types of air and water emissions,

•	remedial measures related to environmental contamination or accidents at various sites, including those owned by third parties,

•	compensation of persons claiming damages caused by our activities or accidents, and

•	costs in connection with the dismantling of drilling platforms.

      If our established financial reserves prove not to be adequate, environmental costs could have a material effect on our results of operations and our financial position. Furthermore, in the countries where we operate or expect to operate in the near future, new laws and regulations, the imposition of tougher license requirements, increasingly strict enforcement or new interpretations of existing laws and regulations or the discovery of previously unknown contamination may also cause us to incur material costs resulting from actions taken to comply with such laws and regulations, including:

•	modifying operations,

•	installing pollution control equipment,

•	implementing additional safety measures, and

•	performing site clean-ups.

      As a further result of any new laws and regulations or other factors, we may also have to curtail or cease certain operations, which could diminish our productivity and materially and adversely impact our results of operations, including profits.

Our operations throughout the developing world are subject to intervention by various governments, which could have an adverse effect on our results of operation.

      We have significant exploration and production, and in some cases refining, marketing or chemicals operations, in developing countries whose governmental and regulatory framework is subject to unexpected change and where the enforcement of contractual rights is uncertain. In addition, our exploration and production activity in such countries is often done in conjunction with state-owned entities, for example as part of a joint venture, where the state has a significant degree of control. Potential intervention by governments in such countries can take a wide variety of forms, including:

•	the award or denial of exploration and production interests;

•	the imposition of specific drilling obligations;

•	price and/or production quota controls;

•	nationalization or expropriation of our assets;

•	cancellation of our license or contract rights;

•	increases in taxes and royalties;

•	the establishment of production and export limits;

•	the renegotiation of contracts;

•	payment delays; and

•	currency exchange restrictions.

      Imposition of any of these factors by a host government in a developing country where we have substantial operations, including exploration, could cause us to incur material costs or cause our production to decrease, potentially having a material adverse effect on our results of operations, including profits.

Risks related to the offering and owning the debt securities

Since Total is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on the debt securities and the guarantee is subordinated to the other liabilities of Total’s subsidiaries.

      Total is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. Total’s principal source of income is the dividends and distributions it receives from its subsidiaries. On an unconsolidated basis, Total’s obligations consisted of 19,843 M€ of debt as of December 31, 2002. Total’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. Total’s subsidiaries are not guarantors on the debt securities we may offer, either with Total or Total Capital as issuer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to Total. Claims of the creditors of Total’s subsidiaries have priority as to the assets of such subsidiaries over the claims of creditors of Total. Consequently, holders of Total’s debt securities or Total Capital’s debt securities that are guaranteed by Total are in fact structurally subordinated, on Total’s insolvency, to the prior claims of the creditors of Total’s subsidiaries.

      In addition, some of Total’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. For example, French law prohibits those subsidiaries incorporated in France from paying dividends unless these payments are made out of distributable profits. These profits consist of accumulated, realized profits, which have not been previously utilized, less accumulated, realized losses, which have not been previously written off. Other statutory and general law obligations may also affect the ability of directors of Total’s subsidiaries to declare dividends and the ability of our subsidiaries to make payments to us on account of intercompany loans.

Since the debt securities are unsecured, your right to receive payments may be adversely affected.

      The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations, and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. As of December 31, 2002, Total had 1,454 M€ of consolidated secured indebtedness outstanding and Total Capital had no secured indebtedness outstanding. If either Total or Total Capital, as issuer of the debt securities, defaults on the debt securities (or the guarantee in the case of Total if it is relevant), or after bankruptcy, liquidation or reorganization, then, to the extent the relevant obligor has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before the obligor can make payment on the debt securities or the guarantee. There may only be limited assets available to make payments on the debt securities or the guarantee in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

FORWARD-LOOKING STATEMENTS

      This prospectus, including documents incorporated by reference, and the related prospectus supplement may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “should”, “expects”, “estimates”, “believes” or similar expressions. In particular, forward-looking statements include (i) certain statements with regard to management aims and objectives, planned expansion, investment or other projects, expected or targeted production volume, capacity or rate, the date or period in which production is scheduled or expected to come on stream or a project or action is scheduled or expected to be completed, (ii) the statements with respect to the Total Group’s dividend policy, the manner in which the Total Group uses cash surpluses, the cost savings target of the Total Group, return on average capital employed, production targets, breakeven points, targeted performance improvements and effect on pre-tax results, and levels of annual investment and (iii) the statements with regard to trends in the trading environment, oil and gas prices, refining, marketing and chemicals margins, inventory and product stock levels, supply capacity, profitability, results of operations, liquidity or financial position. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including:

•	Future levels of industry product supply, demand and pricing;

•	Political instability, including international armed conflict, and economic growth in relevant areas of the world;

•	Development and use of new technology and successful partnering;

•	The actions of competitors;

•	Natural disasters and other changes in business conditions;

•	Wars and acts of terrorism or sabotage;

•	Other factors discussed under “Risk Factors” and elsewhere in this document; and

•	Other factors discussed under “Risk Factors”, “Item 4 — Information on the Company — Other Matters” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 20-F incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      Total files annual reports and other reports and information with the SEC. You may read and copy any document Total files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, Total’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

      Total’s American depositary shares are listed on the New York Stock Exchange. The principal trading market for Total’s shares is the premier marché of Euronext Paris. Total’s shares are also listed on Euronext Brussels and the London Stock Exchange, and are quoted on SEAQ International. You can consult reports and other information about Total that it files pursuant to the rules of the New York Stock Exchange at such exchange.

      The SEC allows Total to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that Total can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When Total updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

      Total incorporates by reference the documents listed below and any documents Total files with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the offerings made under this prospectus are completed:

•	Annual Report on Form 20-F for the year ended December 31, 2002.

      Furthermore, Total incorporates by reference any reports on Form 6-K furnished to the SEC by Total pursuant to the Exchange Act that indicate on their cover page that they are incorporated by reference in this prospectus, both after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus and before the date that any offering of the securities by means of this prospectus is terminated.

      The Annual Report on Form 20-F of Total contains a summary description of Total’s business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with generally accepted accounting principles applicable in France. We refer to these accounting principles as French GAAP in this prospectus. The Annual Report on Form 20-F of Total also presents the effects of the differences on our audited consolidated financial statements between French GAAP and generally accepted accounting principles applicable in the United States. We refer to the latter accounting principles as U.S. GAAP in this prospectus.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning Total at the following address:

Total S.A.

2, place de la Coupole
La Défense 6
92400 Courbevoie
France
(011) 331 4744 4546

      You should rely only on the information that we incorporate by reference or provide in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

TOTAL S.A.

      Total was incorporated on March 28, 1924 and has a duration until March 22, 2099, unless earlier dissolved or extended to a later date. The Company began its upstream operations in the Middle East in 1924. In early 1999 Total acquired control of PetroFina S.A. (“Petrofina” or “Fina”) and in early 2000, Total acquired control of Elf Aquitaine S.A. (“Elf Aquitaine” or “Elf”), following which Total changed its legal name to Total Fina Elf S.A. Total currently owns 99.4% of Elf Aquitaine shares and, since early 2002, 100% of PetroFina shares. Until June 1999, Total operated under the name Total. From June 1999 to March 2000, Total operated under the name TotalFina. From March 2000 until May 2003, Total operated under the name TotalFinaElf. On May 6, 2003 Total changed its legal name to Total S.A., as approved by shareholders on that day, and currently operates under the name Total.

TOTAL CAPITAL

      Total Capital is a wholly-owned indirect subsidiary of Total. It was incorporated as a société anonyme under the laws of France on December 15, 1999 under the name of DAJA 22, renamed TotalFinaElf Capital on July 17, 2000 and renamed Total Capital in May 2003. Total Capital is a financing vehicle for the Total Group and issues debt securities and commercial paper on behalf of the Total Group. Total Capital lends substantially all proceeds of its borrowings to the Total Group. Total will fully and unconditionally guarantee the guaranteed debt securities issued by Total Capital as to payment of principal, premium, if any, interest and any other amounts due.

RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

	Years Ended December 31,

	2002	2001	2000	1999(1)	1998(1)

For the Total Group	13.21	10.50	9.46	6.44	5.69
For the Total Group adjusted to accord with U.S. GAAP	13.96	8.67	8.64	8.08	5.13

(1)	Based on historic figures

      Earnings for both computations were calculated by adding pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges and distributed income of equity investees. Fixed charges for both computations consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense representative of the interest factor.

CAPITALIZATION AND INDEBTEDNESS OF TOTAL

      The following table sets out the consolidated capitalization and long-term indebtedness, as well as short-term indebtedness, of the Total Group at December 31, 2002. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus.

At December 31,
2002

(in millions of euros)
Short-term borrowings, including current portion of long-term debt
Current portion of long-term debt	1,160
Short-term borrowings	2,963
Bank overdrafts	973

Total short-term indebtedness	5,096

Long-term borrowings (loans)	10,157
Minority interest
Minority interests	724
Subsidiaries redeemable preferred shares	477

Total	1,201
Shareholders’ equity
Common shares	6,872
Additional paid in surplus and retained earnings	30,514
Accumulated translation adjustment	(830)
Treasury shares	(4,410)

Total shareholders’ equity	32,146

Total capitalization and long-term indebtedness	43,504

      As of December 31, 2002, Total has authorized capital of 1,122,857,715 ordinary shares with a par value of €10 per share, and an issued share capital of 687,190,510 ordinary shares (including 35,026,899 treasury shares from shareholders’ equity).

      As of December 31, 2002, 1,454 M€ of our indebtedness was secured by our assets. As of December 31, 2002, Total had no outstanding guarantees from third parties relating to its consolidated indebtedness. For more information about our commitments and contingencies, see Note 23 of the Notes to our audited consolidated financial statements in our Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated herein by reference.

      Except as disclosed herein or in the prospectus supplement, there have been no material changes in the consolidated capitalization, indebtedness and contingent liabilities of Total since December 31, 2002.

USE OF PROCEEDS

      Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These purposes include working capital for Total or other companies in the Total Group and the repayment of existing borrowings of Total and its subsidiaries.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEE

General

      Total may issue debt securities or Total Capital may issue guaranteed debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that Total may issue are governed by a contract between Total and JPMorgan Chase Bank, as trustee, called an indenture. In the same manner, the guaranteed debt securities that Total Capital may issue are governed by another, separate indenture among Total Capital, Total and JPMorgan Chase Bank, as trustee.

      The trustee under the indentures has two main roles:

•	first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

      Under the indenture for the guaranteed debt securities that may be issued by Total Capital, Total acts as the guarantor. For the guaranteed debt securities that Total Capital may issue using this prospectus, Total will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including certain additional amounts which may be payable under the debt securities and the guarantee, as described under “— Payment of Additional Amounts”. Total guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the guaranteed debt securities, by declaration or acceleration, call for redemption or otherwise.

      In other respects, the guaranteed debt securities are subject to the same material provisions as the other debt securities described below.

      Each indenture and its associated documents contain the full legal text governing the matters described in this section. The indentures, the debt securities and the guarantee are governed by New York law. Each indenture is an exhibit to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

      This section summarizes the material provisions of the indentures, the debt securities and, for the case of guaranteed debt securities, the guarantee. However, because it is a summary. it does not describe every aspect of the indentures, the debt securities or the guarantee. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including some of the terms used in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

      Total and Total Capital may issue as many distinct series of debt securities under their respective indentures as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series. References to “we” and “us” in this section refer to either Total, or in connection with an offering of guaranteed debt securities, both Total and Total Capital unless otherwise indicated.

      We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations are discussed below under “Tax Considerations — United States Taxation”. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

      Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series.

      In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the purchase agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

      The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

•	whether the series of debt securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership — Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

      The debt securities will be issued only in fully registered form without interest coupons.

Legal Ownership

Street Name and Other Indirect Holders

      We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required to vote;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

     Direct Holders

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

     Global Securities

      What is a Global Security? A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

      We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

      Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

      If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

      Special Situations When the Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections entitled “— Street Name and Other Indirect Holders” and “— Direct Holders”.

      The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities and Guarantee — Default and Related Matters — Events of Default”.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description of debt securities “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders”.

Overview of Remainder of This Description

      The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Your rights to receive payment of additional amounts due to changes in French tax withholding or deduction requirements.

•	A negative covenant contained in the indentures that restricts our ability to incur liens over certain kinds of assets.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

      The debt securities will be issued:

•	Only in fully registered form;

•	Without interest coupons; and

•	Unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000.

      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

      You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)

      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

      If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

     Payment and Paying Agents

      We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

      We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City. That office is currently located at JPMorgan Chase Bank, 450 West 33rd Street, New York, New York 10001. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer.

      Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

     Notices

      We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

      Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1006)

Special Situations

     Mergers and Similar Events

      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. In addition, we are permitted to transfer

•	the obligations of Total Capital to Total or any majority-owned subsidiary of Total, and

•	the obligations of Total, as issuer of debt securities, to any majority-owned subsidiary of Total, so long as the obligations of that subsidiary are guaranteed by Total on the same terms as Total’s guarantee of Total Capital’s debt securities.

      Solely in the case of a transfer of Total Capital’s obligations to Total, the guarantee of Total will cease to exist without further action on our part.

      No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the applicable indenture requiring your approval, as described below under “— Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax.

      Except as provided below, we have no obligation under the indentures to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indentures. However, we may not take any of these actions unless all the following conditions are met:

•	Where Total or Total Capital merges out of existence or sells or leases substantially all of its assets, or transfers its obligations to a substitute obligor, the other entity must be duly organized and validly existing under the laws of the relevant jurisdiction.

•	The merger, sale or lease of assets or other transaction, or the transfer of obligations to a substitute obligor, must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	If either Total or Total Capital merges out of existence or sells or leases substantially all of its assets, or transfers its obligations to a substitute obligor, the other entity must assume its obligations under the applicable indenture, debt securities and guarantee, including Total’s and Total Capital’s obligations to pay additional amounts described below under “— Payment of Additional Amounts”. In the event the jurisdiction of incorporation of the successor or substitute obligor is not the Republic of France, such successor or substitute obligor shall also agree to be bound to the obligations described below under “— Payment of Additional Amounts” and “— Optional Tax Redemption” but shall substitute the successor’s or substitute obligor’s jurisdiction of incorporation for the Republic of France.

      It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

     Modification and Waiver

      There are three types of changes we can make to the indentures and the debt securities.

      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder. We must obtain your specified approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the applicable indenture or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture; and

•	in the case of guaranteed debt securities, change the obligations of Total to pay any principal, premium or interest under the guarantee. (Section 902)

      Changes Requiring a Majority Vote. The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder, to the waiver. (Section 513)

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Covenants — Defeasance and Discharge”. (Section 101)

•	We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture (or failing us in certain circumstances, the trustee). If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 501, 502, 512, 513 and 902)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

     Redemption and Repayment

      Unless otherwise indicated in the prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity, other than as described below under “— Optional Tax Redemption”, unless the prospectus supplement specifies a redemption commencement date or other specific conditions upon which we may redeem the debt securities. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the related prospectus supplement specifies one or more repayment dates.

      In the event that we exercise an option to redeem any debt security, we will give written notice of the principal amount of the debt security to be redeemed to the trustee at least 45 days before the applicable redemption date and to the holder not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics — Notices”.

      If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

      We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

     Payment of Additional Amounts

      We will make payments on the debt securities without withholding any taxes unless otherwise required to do so by law. If the Republic of France or any tax authority therein requires Total Capital or Total to withhold or deduct amounts from payment on a debt security or any amounts to be paid under the guarantee in respect of guaranteed debt securities or as additional amounts for or on account of taxes or any other governmental charges, or any other jurisdiction requires such withholding or deduction as a result of a merger or similar event, Total Capital or Total may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.

      Neither Total Capital nor Total will have to pay additional amounts under any of the following circumstances:

•	The holder of the debt securities (or a third party holding on behalf of the holder) is subject to such tax or governmental charge by reason of having some connection to the Republic of France, or the other jurisdiction requiring such withholding or deduction, other than the mere holding of the debt security.

•	The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholding or deduction.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

•	to make a declaration or satisfy any information requirements that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•	The withholding or deduction is imposed pursuant to the European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of June 3, 2003, or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•	The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

      These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to, or substitute obligor of, Total Capital or Total is organized, except that the name of the jurisdiction of the successor or substitute obligor shall be substituted for the Republic of France.

      The prospectus supplement relating to the debt securities may describe additional circumstances in which Total Capital would not be required to pay additional amounts. (Section 1010). By the terms of the guarantee, if under the terms of the debt securities set forth in the prospectus supplement Total Capital is not required to pay any additional amounts, then Total as guarantor shall not be required to pay additional amounts under the guarantee, unless the guarantee has been modified or amended as described in the applicable prospectus supplement.

      Please see the discussion under “Tax Considerations — French Taxation — Taxation of Income — Additional Amounts” for a summary of the treatment of additional amounts under French tax law.

     Optional Tax Redemption

      We may also have the option to redeem the debt securities of a given series if, as a result of any change in French tax treatment (or treatment of any jurisdiction in which a successor to, or substitute obligor of, Total Capital or Total is organized), Total Capital or Total would be required to pay additional amounts as described above under “— Payment of Additional Amounts”. This option applies only in the case of changes in such tax treatment that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities (or in the case of a successor entity, after the date of succession). The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. (Section 1108)

     Negative Pledge

      As long as any debt security issued under the indentures is outstanding, neither Total nor, in the case of any outstanding guaranteed debt security, Total Capital may create any pledge, mortgage, charge or other security over any or all of its present or future assets or revenues as security for any Relevant Indebtedness, which term is described below, issued by either of them, or over any guarantee made by either of them of any Relevant Indebtedness issued by others, unless equivalent security is at the same time given to the holders of the debt securities.

      For the purpose of this covenant and the “Events of Default” described below, “Relevant Indebtedness” means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) which is represented by any notes, bonds, debentures, securities or other form of debt securities capable of being quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other similar securities market.

     Defeasance and Discharge

      The following discussion of defeasance and discharge will be applicable to your series of debt securities, unless the related prospectus supplement states otherwise. (Section 403)

      Each indenture contains a provision that permits us to elect:

•	To be discharged after 90 days from all our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

•	To be released from our obligations under some of the covenants and from the consequences of an event of default resulting from a breach of such covenants.

      We can legally release ourselves from any payment or other obligations on the debt securities under either of the above elections, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves in accordance with their terms. In the case of debt securities being discharged, we must deliver along with this opinion a private letter ruling from the U.S. Internal Revenue Service to this effect or a revenue ruling pertaining to a comparable form of transaction published by the U.S. Internal Revenue Service to the same effect.

•	If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

      However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Default and Related Matters

Ranking

      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

     Events of Default

      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

      What Is an Event of Default? The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security at maturity.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We remain in breach of a covenant or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We either:

•	default in any single payment exceeding $50,000,000 (or its equivalent in any other currency) in respect of any Relevant Indebtedness, which term is described below, or any loan, in either case having an original maturity exceeding five years and entered into, by Total is the case of debt securities or by either of us in the case of guaranteed debt securities, for general business purposes, the effect of which payment default has been the acceleration of the due date of such debt;

•	fail to pay at maturity, as extended by any applicable grace periods, any single amount exceeding $50,000,000 (or its equivalent in any other currency) in respect of any debt of the kind described in the previous point; or

•	fail to honor when due and called upon, as extended by any applicable grace periods, any guarantee or indemnity for a single amount exceeding $50,000,000 (or its equivalent in any other currency) in respect of any debt of the kind described in the first bullet point above, the effect of which failure has been the acceleration of the payment of such debt.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	In respect of guaranteed debt securities issued by Total Capital, the guarantee is not (or is claimed by Total or Total Capital not to be) in full force and effect.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

      For the purpose of this section and “Negative Pledge” above, “Relevant Indebtedness” means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) which is represented by any notes, bonds, debentures, securities or other form of debt securities capable of being quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other similar securities market.

      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 502)

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indentures. (Section 512)

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

      We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default. (Section 1008)

Regarding the Trustee

      Total and several of its subsidiaries maintain banking relations with the trustee and its affiliates in the ordinary course of their business.

      If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

      Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./ N.V. in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

      Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

      Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

      Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

      The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

      We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

      DTC, Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

      The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

      DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

     Clearstream, Luxembourg

      Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

     Euroclear

      Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

     Other Clearing Systems

      We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

      The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

      Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

     Clearance and Settlement Procedures — DTC

      DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations.

      For payments in U.S. dollars, securities will be credited to the securities custody accounts of these DTC participants against payment on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

      We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

      Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

     Trading between DTC Participants

      Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations.

      If payment is made in U.S. dollars, settlement will be made versus payment. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

      We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Transfers Between DTC and Clearstream, Luxembourg or Euroclear

      Cross-market transfers between persons holding directly or indirectly trough DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositaries.

      Because of time-zone differences, credits of securities received by Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream, Luxembourg participants or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be generally available to the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX CONSIDERATIONS

French Taxation

      This section describes the material French tax consequences of acquiring, owning and disposing of the debt securities described in this prospectus and is the opinion of Sullivan & Cromwell LLP, our French tax counsel. It applies only to holders that are not residents of France for the purpose of French taxation and that do not hold the debt securities in connection with a permanent establishment or a fixed base in France through which the holder carries on a business or performs personal services.

      This summary is based on the laws in force as of the date hereof, and is subject to any changes in applicable French tax laws or in any applicable double taxation conventions or treaties with France occurring after such date. This discussion does not purport to be a complete analysis of all potential French tax effects of the acquisition, ownership and disposition of debt securities.

Prospective purchasers of debt securities are urged to consult their own tax advisors concerning the French and other tax consequences of acquiring, owning and disposing of debt securities and their eligibility for the benefits of any tax treaty.

     Taxation of Income

      Interest. Payments in respect of the debt securities will be made without withholding or deduction for, or on account of taxes imposed by or on behalf of France, as provided by article 131 quater of the Code général des impôts, provided that the debt securities are issued or deemed to be issued outside the Republic of France in accordance with French tax law.

      On June 3, 2003, the Council of the European Union (Ecofin) approved the text of a directive regarding the taxation of interest income. By provisions implementing the directive, each EU Member State must require paying agents established within its territory to provide to the competent authority of this State details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

      For a transitional period, Austria, Belgium and Luxembourg may instead of providing information opt to withhold tax from interest payments within the meaning of the directive at a rate of 15% for the first three years, i.e. starting January 1, 2005, if the provisions of the directive are applied as scheduled, of 20% as from January 1, 2008 and 35% as from January 1, 2011.

      The directive should be implemented into the national laws of the EU Member States from January 1, 2004 to apply from January 1, 2005, subject to certain agreements being adopted.

      It is presently not yet possible to predict when the directive will ultimately be applicable.

      Investors should rely on their own analysis of the terms of the approved directive and should consult appropriate legal or taxation professionals.

      If the French tax laws or regulations applicable to us (or to any of our successors) change and payments in respect of the debt securities become subject to withholding or deduction, we will, to the extent permitted by applicable law, be responsible for the payment of any additional amounts to offset such withholding except as provided above in “Description of the Debt Securities and Guarantee — Special Situations — Payment of Additional Amounts” or in any applicable prospectus supplement. See also “— Additional Amounts” below.

      Taxation on Sale or Other Disposition. A person that is not a resident of France for the purpose of French taxation generally is not subject to any French income tax or capital gains tax on any gain derived from the sale or other disposition of a debt security, unless such debt security forms part of the business property of a permanent establishment or a fixed base that such person maintains in France.

      Additional Amounts. Under French law, an issuer may not bear on behalf of a holder of its debt securities any withholding tax due in respect of interest payments on such securities. It is unclear whether additional amounts payable (as described above in “Description of the Debt Securities and Guarantee — Special Situations — Payment of Additional Amounts” or in any applicable prospectus supplement) in respect of withholding or deduction for taxes imposed on payments on the debt securities may be validly paid in accordance with French law.

     Stamp Duty and Other Transfer Taxes

      Transfers of debt securities outside France will not be subject to any stamp duty or other transfer tax imposed in France, provided such transfer is not recorded or referred to in any manner whatsoever in a deed executed in France.

     Estate and Gift Tax

      France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

      Under the estate and gift tax convention between the United States and France, a transfer of debt securities by gift or by reason of the death of a United States holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of the transfer and the debt securities were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

     Wealth Tax

      French wealth tax (impôt de solidarité sur la fortune) generally does not apply to debt securities owned by non-French residents. A United States holder that is resident in the United States within the meaning of the income tax convention between the United States and France generally is exempt from French wealth tax.

United States Federal Income Taxation

      This section describes the material United States federal income tax consequences of acquiring, owning and disposing of the debt securities described in this prospectus and is the opinion of Sullivan & Cromwell LLP, our U.S. tax counsel. This section applies to you only if you acquire your debt securities in the offering or offerings contemplated by this prospectus and hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

      This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, as well as on the income tax treaty between the United States of America and France (the “Treaty”), all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

      This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

You are urged to consult your own tax advisor concerning the United States federal, state and local income, and other tax consequences of acquiring, owning and disposing of the debt securities in your particular circumstances, as well as your eligibility for the benefits of the applicable tax treaties between the United States and France.

     United States Holders

      This subsection describes the material United States federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident, for United States federal income tax purposes, of the United States;

•	a domestic corporation or other entity treated as a domestic corporation for United States federal income tax purposes;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      If you are not a United States holder, this subsection does not apply to you, and you should refer to “— United States Alien Holders” below for information that may apply to you.

      Payments of Interest. Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under “Original Issue Discount”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. We will refer to a currency, composite currency or basket of currencies other than the U.S. dollar as “foreign currency.”

      Interest paid by us on debt securities and original issue discount accrued with respect to discount debt securities (as described below under “Original Issue Discount”) constitutes income from sources outside the United States but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

      Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

      Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

      If you elect the second method, you will determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     Original Issue Discount

      General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount, if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s “issue price” will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one part of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under “— Variable Rate Debt Securities”.

      In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of one percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the debt security.

      Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or “OID”, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

      You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

      You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

      If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

      The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

      Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security, divided by,

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

      Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

      If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

      Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

      If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

      Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not to exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not to exercise an option or combination of options in the manner that maximizes the yield on your debt security.

      If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

      If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your debt security is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

      Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis OID, market discount, described below under “Market Discount”, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “Debt Securities Purchased at a Premium”, or acquisition premium.

      If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

      Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	1.5 percent of the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

      Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions, including caps, floors, governors, or other similar restrictions, unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

      Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of, or unique to the circumstances of, the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

      An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

      Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

      In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

      If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

      When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

      If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

      Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specifically defined below for the purpose of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

      When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

      Foreign Currency Discount Debt Securities. If your discount debt securities are denominated in, or their return is determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “— Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

      Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security, if:

•	you purchase your debt security for less than its issue price as determined above under “Original Issue Discount”; and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to greater than 1/4 of one percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

      If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 1/4 of one percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

      You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

      You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

      Debt Securities Purchased at a Premium. If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency, and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies, or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

      Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security; and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

      You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations;

•	the date of disposition, if you are an accrual basis taxpayer; or

•	the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

      You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Short-Term Debt Securities” or “— Market Discount”;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a non-corporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the property is held for more than one year.

      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

      Exchange of Amounts in Other Than U.S. Dollars. If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

      Indexed Debt Securities. The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

     United States Alien Holders

      This subsection describes the material United States federal income tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the debt security.

      If you are a United States holder, this section does not apply to you.

      Interest. Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder, interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you have an office or other fixed place of business in the United States to which the interest is attributable and derive the interest in the active conduct of a banking, financing or similar business within the United States.

      Purchase, Sale and Retirement of the Debt Securities. If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of your debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, attributable to a permanent establishment that you maintain in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized, and:

•	your “tax home” is in the United States for United States federal income tax purposes; or

•	the gain is attributable to an office or other fixed place of business that you maintain in the United States.

      If you are a corporate non-United States holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

      For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

United States Backup Withholding and Information Reporting

     United States Holders

      If you are a non-corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States; and

•	the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

      Additionally, backup withholding will apply to such payments if you are a non-corporate United States holder and:

•	you fail to provide an accurate taxpayer identification number;

•	you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, you fail to comply with applicable certification requirements.

     United States Alien Holders

      If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by us or another non-United States payor; and

•	other payments of principal, interest and proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

      In general, payments of the proceeds from the sale of a debt security effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

      In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income was effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met, or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

PLAN OF DISTRIBUTION

      We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

      The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Underwriters

      If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

      If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

      We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

      If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

      The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

      Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

      In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

      The General Counsel of Total will pass upon the validity of the debt securities and guarantees as to matters of French law. The Group U.S. Counsel of Total will pass upon the validity of the debt securities and guarantees as to matters of United States law.

      In connection with particular offerings of debt securities in the future, the General Counsel of Total, or other counsel named in the applicable prospectus supplement, will pass upon the validity of the debt securities and guarantee as to matters of French law and the Group U.S. Counsel of Total, or other counsel named in the applicable prospectus supplement, will pass upon the validity of the debt securities and guarantee as to matters of New York law. Cleary, Gottlieb, Steen & Hamilton or any other law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities and guarantee for any underwriters or agents.

EXPERTS

      The consolidated financial statements and schedule of Total, as of and for the years ending December 31, 2002, 2001 and 2000, appearing in Total’s Annual Report on Form 20-F for the year ended December 31, 2002, have been audited by Barbier Frinault & Autres (Ernst & Young Network) and KPMG S.A., as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report and on the authority of said firms as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.     Indemnification of Directors and Officers

      The French Commercial Code prohibits provisions of statuts that limit the liability of directors. The French Commercial Code also prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

      Total and Total Capital maintain liability insurance for its directors and officers, including insurance against liabilities under the U.S. Securities Act of 1933, as amended.

Item 9.     Exhibits

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement for Total Capital Guaranteed Debt Securities.
1.2	Form of Underwriting Agreement for Total S.A. Debt Securities.
4.1	Form of Indenture, among Total Capital, Total S.A., and JPMorgan Chase Bank.
4.2	Form of Indenture, between Total S.A. and JPMorgan Chase Bank.
4.3	Form of Debt Securities for Total Capital and Guarantee relating thereto (included in Exhibit 4.1).
4.4	Form of Debt Securities for Total S.A. (included in Exhibit 4.2).
4.5	Statuts of Total S.A. (incorporated by reference to Exhibit 1 filed in Total S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002).
5.1	Opinion of Alain-Marc Irissou, General Counsel of Total S.A., as to the validity of the Debt Securities and the Guarantees as to certain matters of French law.*
5.2	Opinion of Jonathan E. Marsh, Group U.S. Counsel of Total S.A. as to the validity of the Debt Securities and the Guarantees as to certain matters of United States law.*
8.1	Opinion of Sullivan & Cromwell LLP as to certain matters of French taxation.*
8.2	Opinion of Sullivan & Cromwell LLP as to certain matters of U.S. taxation.*
12.1	Computation of ratio of earnings to fixed charges.*
23.1	Consent of Barbier Frinault & Autres (Ernst & Young Network), concerning financial statements of Total Fina Elf S.A. as of and for the three years ended December 31, 2002.
23.2	Consent of KPMG S.A., concerning financial statements of Total Fina Elf S.A. as of and for the three years ended December 31, 2002.
23.3	Consent of Alain-Marc Irissou, General Counsel of Total S.A. (included in Exhibit 5.1 above).
23.4	Consent of Jonathan E. Marsh, Group U.S. Counsel of Total S.A. (included in Exhibit 5.2 above).
23.5	Consent of Sullivan & Cromwell LLP, French tax counsel to Total S.A. and Total Capital (included in Exhibit 8.1 above).
23.6	Consent of Sullivan & Cromwell LLP, U.S. tax counsel to Total S.A. and Total Capital (included in Exhibit 8.2 above).
24.1	Powers of attorney.*
25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.
25.2	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.2 above.

*	Previously filed.

Item 10.  Undertakings

      Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Total’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants, of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXPENSES

      The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	$323,600
Printing and engraving expenses	60,000
Legal fees and expenses	375,000
Accounting fees and expenses	150,000
Indentures’ Trustees’ fees and expenses	70,000

Total	$978,600

SIGNATURES OF TOTAL S.A.

      Pursuant to the requirements of the Securities Act of 1933, Total S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-104463) to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on August 6, 2003.

TOTAL S.A.

By:	/s/ CHARLES PARIS DE BOLLARDIÈRE

Name: Charles Paris de Bollardière
Title: Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 6, 2003.

Signature	Title

THIERRY DESMAREST* Thierry Desmarest	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

ROBERT CASTAIGNE* Robert Castaigne	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

DOMINIQUE BONSERGENT* Dominique Bonsergent	Chief Accounting Officer (Principal Accounting Officer)

DANIEL BOUTON* Daniel Bouton	Director

BERTRAND COLLOMB* Bertrand Collomb	Director

Signature	Title

Paul Desmarais, Jr.	Director

JACQUES FRIEDMANN* Jacques Friedmann	Director

PROFESSOR BERTRAND JACQUILLAT* Professor Bertrand Jacquillat	Director

ANTOINE JEANCOURT-GALIGNANI* Antoine Jeancourt-Galignani	Director

ANNE LAUVERGEON* Anne Lauvergeon	Director

MAURICE LIPPENS* Maurice Lippens	Director

Michel Pébereau	Director

THIERRY DE RUDDER* Thierry de Rudder	Director

JÜRGEN SARRAZIN* Jürgen Sarrazin	Director

SERGE TCHURUK* Serge Tchuruk	Director

PIERRE VAILLAUD* Pierre Vaillaud	Director

ROBERT O. HAMMOND* Robert O. Hammond	Authorized Representative in the United States
*By: /s/ CHARLES PARIS DE BOLLARDIÈRE Charles Paris de Bollardière Attorney-in-Fact

SIGNATURES OF TOTAL CAPITAL

      Pursuant to the requirements of the Securities Act of 1933, Total Capital certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-104463-01) to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on August 6, 2003.

TOTAL CAPITAL

By:	/s/ CHARLES PARIS DE BOLLARDIÈRE

Name: Charles Paris de Bollardière
Title: Chairman, President and Chief
Executive Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 6, 2003.

Signature	Title

/s/ CHARLES PARIS DE BOLLARDIÈRE Charles Paris de Bollardière	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

PIERRE LEFORT* Pierre Lefort	Chief Accounting Officer and Director (Principal Financial and Accounting Officer)

DOMINIQUE BONSERGENT* Dominique Bonsergent	Director

MATHIEU FAURY* Mathieu Faury	Director

MARC FORMERY* Marc Formery	Director

HERVÉ JASKULKÉ* Hervé Jaskulké	Director

GÉRARD CELERIER* Gérard Celerier	Director

ROBERT O. HAMMOND* Robert O. Hammond	Authorized Representative in the United States
*By: /s/ CHARLES PARIS DE BOLLARDIÈRE Charles Paris de Bollardière Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement for Total Capital Guaranteed Debt Securities.
1.2	Form of Underwriting Agreement for Total S.A. Debt Securities.
4.1	Form of Indenture, among Total Capital, Total S.A., and JPMorgan Chase Bank.
4.2	Form of Indenture, between Total S.A. and JPMorgan Chase Bank.
4.3	Form of Debt Securities for Total Capital and Guarantee relating thereto (included in Exhibit 4.1).
4.4	Form of Debt Securities for Total S.A. (included in Exhibit 4.2).
4.5	Statuts of Total S.A. (incorporated by reference to Exhibit 1 filed in Total S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002).
5.1	Opinion of Alain-Marc Irissou, General Counsel of Total S.A., as to the validity of the Debt Securities and the Guarantees as to certain matters of French law.*
5.2	Opinion of Jonathan E. Marsh, Group U.S. Counsel of Total S.A. as to the validity of the Debt Securities and the Guarantees as to certain matters of United States law.*
8.1	Opinion of Sullivan & Cromwell LLP as to certain matters of French taxation.*
8.2	Opinion of Sullivan & Cromwell LLP as to certain matters of U.S. taxation.*
12.1	Computation of ratio of earnings to fixed charges.*
23.1	Consent of Barbier Frinault & Autres (Ernst & Young Network), concerning financial statements of Total Fina Elf S.A. as of and for the three years ended December 31, 2002.
23.2	Consent of KPMG S.A., concerning financial statements of Total Fina Elf S.A. as of and for the three years ended December 31, 2002.
23.3	Consent of Alain-Marc Irissou, General Counsel of Total S.A. (included in Exhibit 5.1 above).
23.4	Consent of Jonathan E. Marsh, Group U.S. Counsel of Total S.A. (included in Exhibit 5.2 above).
23.5	Consent of Sullivan & Cromwell LLP, French tax counsel to Total S.A. and Total Capital (included in Exhibit 8.1 above).
23.6	Consent of Sullivan & Cromwell LLP, U.S. tax counsel to Total S.A. and Total Capital (included in Exhibit 8.2 above).
24.1	Powers of attorney.*
25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.
25.2	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.2 above.

*	Previously filed.